Exhibit 99.2

I have an update on the Board of Directors’ process to explore strategic alternatives for BJ’s. This morning the Board announced that it has accepted an offer from Leonard Green Partners and CVC Capital Partners to purchase BJ’s for $51.25 per share. Leonard Green and CVC are two highly-regarded private equity firms with deep experience in the retail space in the U.S. and in Europe.

It is a tribute to your hard work in making BJ’s such a successful business that these respected firms have agreed to pay $2.8 billion, in an all cash transaction to purchase the company. The proposed sale is subject to shareholder and other approvals, and will likely take between three to four months to become final. When the sale to the new owners is completed, our company will be owned by these two firms and no longer be traded as a public company.

Leonard Green’s and CVC’s other investments in retail include J. Crew, Jo-Ann Fabrics, The Container Store, Whole Foods, and Leslie’s Pool Supplies, to name a few. Their retail expertise will enhance BJ’s ability to execute our business model thoughtfully, profitably and successfully.

Leonard Green and CVC evaluated our strategy, financial results and future plans in great detail before making an offer to purchase BJ’s. After careful consideration and negotiation, our Board accepted the offer in the best interest of the company’s shareholders. Leonard Green and CVC have said that they both look forward to participating with us in BJ’s future growth and success. We as a management team will need the commitment of every team member to move forward with enthusiasm, energy and purpose.

I appreciate that you may have some concerns about this news and want you to know that I expect it will remain business as usual at BJ’s for our team members. It has not been Leonard Green’s or CVC’s practice to make significant changes when they purchase companies. The transition from a publicly traded company to one owned privately will not modify our business model or change our commitment to our members. The day after the sale becomes final, everyone, except me, will have the same boss as the day before the sale. And personally, I look forward to working with Leonard Green and CVC, and invite you to join me in welcoming them to BJ’s family.

Regardless of our ownership structure, BJ’s is here for our members. We are here to deliver great value every day on high quality merchandise in a clean, friendly and easy-to-shop environment. That has not changed, and I don’t expect it will ever change. We must focus on taking care of our members, and in so doing, maximizing the sales, profitability and success of the company.

I look forward to our continued success together, and I will update you on the closing of the sale and other details when there is news to share.